Exhibit 10.7

AMENDMENT

TO THE

MERCER SAVINGS BANK

DIRECTOR RETIREMENT AGREEMENT

THIS AMENDMENT to the Director Retirement Agreement (the “Agreement”) is entered into by and between Mercer Savings Bank, a savings association located in Celina, Ohio (the “Bank”) and David L. Keiser (the “Director”), on this 18th day of April 2023.

WHEREAS, the Agreement was entered into on May 20, 2014; and

WHEREAS, pursuant to Section 7.1 of the Agreement, the Agreement may be amended in certain respects at any time by written agreement between the Bank and the Director; and

WHEREAS, the Bank and the Director desire to amend the Agreement to convert it to a defined contribution, account balance plan and to allow the Director to instruct the Bank with respect to the investment of the account balance into certain investment alternatives and to make certain other administerial changes; and

WHEREAS, no part of this Amendment is intended to accelerate the timing, or change the form, of any payment due under the Agreement.

NOW THEREFORE, the Plan is hereby amended, effective as of April 18, 2023, as follows:

First

Section 1.1 of the Agreement is deleted in its entirety and replaced with the following new Section 1.1:

“Account” means a bookkeeping account maintained by the Bank in the name of the Director. The Director’s Account shall consist of the following sub-Accounts: (1) Cash Account, a sub-account that is credited with all investments other than assets credited to the Stock Units Account; (2) Stock Units Account, a sub-account that is credited with Stock Units; and (3) such other sub-accounts as the Board of Directors of the Bank may deem necessary. The Stock Units Account (i) may not be diversified; (ii) must remain at all times credited with units that represent Common Stock; and (iii) must be distributed solely in the form of Common Stock (as defined in Section 10.2). A Director’s Account shall be utilized solely as a device for the measurement and determination of any benefits payable to a Participant pursuant to this Plan. A Participant shall have no interest in the Participant’s Account, nor shall it constitute or be treated as a trust fund of any kind. As of April 18, 2023, the value of the Director’s Account (all of which shall be credited to the Cash Account) shall equal [amount]. Each year during the Director’s service with the Bank, the Bank shall contribute to the Director’s Account equal to the amount set forth on Schedule A to the Agreement.”

Second

Section 1.5 is deleted in its entirety and replaced with the following new Section 1.5:

“Change in Control means: (i) a change in the ownership of the Bank or Mercer Bancorp, Inc. (the “Company”); (ii) a change in the effective control of the Bank or the Company; or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company as defined in accordance with Code Section 409A; provided, however, that notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement as a result of the conversion of the Bank from the mutual to stock form and the related stock offering of the Company.

Third

Section 2.1.1 of the Agreement is deleted in its entirety and replaced with the following new Section 2.1.1:

“Amount of Benefit. The benefit under this Section 2.1 is the amount of the Director’s Account immediately prior to Normal Retirement Date, determined by vesting the Director in thirty-three percent (33%) of the Account balance after six Years of Service to the Board through Year 10, sixty-six percent (66%) of the Account balance after Year 10 and through Year 18 and one hundred percent (100%) of the Account balance after Year 18. Service on the Board prior to the Effective Date of this Agreement shall be credited for the purposes of determining the vested benefit.”

Fourth

Section 2.1.2 shall be deleted in its entirety and replaced with the following new Section 2.1.2:

“Distribution of Benefit. The Bank shall distribute the benefit to the Director in twelve (12) approximately equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Director for ten (10) years. During the period of benefit distributions, the Account shall continue to be credit with earnings until the entire vested benefit has been distributed to the Director.”

Fifth

Section 2.2.1 of the Agreement is deleted in its entirety and replaced with the following new Section 2.2.1:

“Amount of Benefit. The benefit under this Section 2.2 is the amount of the Director’s Account immediately prior to Separation from Service, determined by vesting the Director in thirty-three percent (33%) of the Account balance after six Years of Service to the Board through year 10, sixty-six percent (66%) of the Account balance after Year 10 and through Year 18 and one hundred percent (100%) of the Account balance after Year 18. Service on the Board prior to the Effective Date of this Agreement shall be credited for the purposes of determining the vested benefit.”

Sixth

Section 2.4 of the Agreement is deleted in its entirety and replaced with the following new Section 2.4.1:

“2.4         Change in Control Benefit. Upon a Change in Control followed within twenty-four (24) months by a Separation from Service, provided the Separation from Service occurs prior to the Director’s Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1            Amount of Benefit. The benefit under this Section 2.4 is the amount of the Director’s Account immediately prior to the date on which the Separation from Service occurs, except by vesting the Director one hundred percent (100%) in the Account balance.

2.4.2            Distribution of Benefit. The Bank shall distribute the benefit to the Director in a lump sum within sixty (60) days after the Separation from Service.”

Seventh

Section 3.1.1 of the Agreement is deleted in its entirety and replaced with the following new Section 3.1.1:

“Amount of Benefit. The benefit under this Section 3.1 is the Account balance. The Director is one hundred percent (100%) vested in the benefit.”

Eighth

The following new Article 10 shall be added to the Agreement:

“Article 10

Investment of Account

10.1	General. Amounts credited to the Account under this Agreement will be credited to one or more bookkeeping accounts (including the Cash Account and/or the Stock Units Account) for a Director in accordance with a Director’s investment election (subject to the ability of the Board to override the investment election at its sole discretion) on an investment election form supplied by the Bank (the “Investment Election Form”). All amounts initially credited to the Account shall be credited to the Cash Account. The Director’s ultimate deferred compensation payments shall be based on the aggregate value of the Cash Account and the aggregate number of Stock Units accrued in the Stock Units. For purposes of this provision, the term “Stock Units” means shares of Common Stock (as defined in Section 10.2), with each Stock Unit representing one share of Common Stock.

10.2	Stock Units Account – One-Time Election/Opportunity. In connection with the initial stock offering of Mercer Bancorp, Inc. (the “Offering”), the Director may elect that all or any part of amounts contributed to the Director’s Account, which is vested, be credited to the Stock Units Account (“Amount Invested”). The Director may not make any such election following the Offering. All amounts credited to the Stock Units Account shall be applied to the crediting of Stock Units. The number of Stock Units credited to the Director’s Stock Units Account shall equal the Amount Invested divided by the fair market value of one share of common stock as of Mercer Bancorp, Inc. (the “Common Stock”) on the date of the Offering. Fractional Stock Units will be used. Each Stock Unit shall be deemed to pay dividends as if it were one share of Common Stock, and any such deemed dividends will result in the crediting of additional Stock Units to the Stock Units Account as of the date the dividend is paid with the number of Stock Units so credited to be calculated based on the fair market value of one share of Common Stock as of the date the dividend is paid. After the crediting of Stock Units to the Stock Units Account, subsequent fluctuations in the fair market value of the Common Stock shall not result in any change in the number of such Stock Units then credited to the Stock Units Account.

10.3	Cash Account. Any amount that the Director does not elect to be credited to the Stock Units Account shall remain in the Director’s Cash Account and such amounts shall continue to be credited with an determined from time to time by the Board.

10.4	Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of shall be adjusted by the Board in a reasonable manner to compensate for the change, and any such adjustment by the Board shall be conclusive and binding for all purposes of the Plan.

10.5	Transfers. Neither the Director nor the Board are permitted to transfer amounts between the Cash Account and the Stock Units Account, with the one-time exception that the Director will be given the ability in connection with the Offering to transfer amounts from the Cash Account to the Stock Units Account, as provided for in Section 10.2.”

10.6	Distributions. Any distribution from the Stock Units Account must be solely in the form of whole shares of Common Stock and cash will not be distributed in lieu of fractional shares.”

Ninth

This Amendment is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and this Amendment does not change the time or form of any distribution under the Agreement.

Tenth

Notwithstanding anything to the contrary contained herein, this Amendment shall be subject to the consummation of the Conversion of the Bank and the Stock Offering of Mercer Bancorp, Inc. In the event the Conversion and Offering do not occur, this Amendment shall be deemed null and void.

[signature page to follow]

IN WITNESS WHEREOF, the Bank and the Director have caused this Amendment to be executed on the date first written above.

DIRECTOR	MERCER SAVINGS BANK

/s/ David L. Keiser	/s/ Alvin B. Parmiter
Director	By: Alvin B. Parmiter
Title: President and Chief Executive Officer